Milliron promoted to Chief Operating Officer of Furmanite Corporation

DALLAS—(BUSINESS WIRE)—June 18, 2007—Furmanite Corporation (NYSE:FRM) announced that, consistent with the ratification last month by the Company’s stockholders to change the name of the Company from Xanser Corporation to Furmanite Corporation to reflect the focus of its operations as an integrated worldwide business in technical services, Joseph E. Milliron, who had been chief operating officer of the technical services business unit since August 2005, has been promoted to chief operating officer of Furmanite Corporation.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE:FRM), headquartered in Dallas, Texas, is one of the world’s largest specialty technical services companies. Furmanite delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global customer base includes offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. The company’s customer base also includes U.S. governmental entities. Furmanite operates more than 50 offices on five continents. For more information, visit the company’s Web site at www.furmanite.com.

CONTACT:	Furmanite Corporation Investor Relations, 972-699-4055 investor@furmanite.com